Exhibit 99.1

Press Contacts:

Courtney Brigham

Spansion Inc.

+1-408-616-5056

Investor Contact:

Ken Tinsley

Spansion Inc.

+1-408-616-7837

Spansion Inc. Receives Additional Delisting Notice from NASDAQ

Sunnyvale, Calif., — March 20, 2009 — Spansion Inc. (Nasdaq: SPSN), the world’s largest pure-play provider of Flash memory solutions, today announced that it has received an additional staff determination notice from the NASDAQ Stock Market stating that the company’s failure to timely file its annual report on Form 10-K for the fiscal year that ended December 28, 2008 in accordance with NASDAQ Marketplace Rule 4310(c)(14), is an additional basis for delisting the company’s securities from the NASDAQ Global Select Market.

On March 13, 2009, the company filed a Form 12b-25 with the Securities and Exchange Commission explaining that the company was unable to timely file its Annual Report on Form 10-K because it had not yet completed its financial reporting process as a result of the increased burdens placed upon the company’s financial, accounting and administrative staff in preparation for and in connection with the voluntary bankruptcy filings made by the company and its domestic subsidiaries in the U.S. Bankruptcy Court on March 1, 2009. The company is in the process of preparing the Annual Report on Form 10-K for the fiscal year that ended December 28, 2008, which it intends to file as soon as practicable after completion.

The company has requested a hearing before the NASDAQ Listing Qualifications Panel to appeal the delisting determination. There can be no assurance that the hearing panel will grant the company’s request for continued listing.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In particular, the press release includes forward-looking statements as to the company’s plans to file its Annual Report on Form 10-K. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. Forward-looking statements are made as of the date of this press release and, except as required by law, Spansion does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Spansion

Spansion (NASDAQ: SPSN) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion®, the Spansion logo, MirrorBit®, MirrorBit® Eclipse(TM), ORNANDTM, ORNAND2TM, HD-SIMTM, EcoRAMTM and combinations thereof, are trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

SOURCE Spansion Inc.